1American Capitol Assumption Agreement - Exhibit 4.1-A to the L iquidation Plan
                           AGREEMENT
                              for

                     ASSUMPTION REINSURANCE
                            by and among
            the NATIONAL ORGANIZATION OF LIFE AND HEALTH
                   INSURANCE GUARANTY ASSOCIATIONS
and its Participating Life and Health Insurance Guaranty Associations

                            and the
               AMERICAN CAPITOL INSURANCE COMPANY

                           Concerning
  THE STATESMAN NATIONAL LIFE INSURANCE COMPANY IN LIQUIDATION

                       TABLE OF CONTENTS

                                                             Page

I.   RECITALS                                                   1

II.  DEFINITIONS                                                1

III. ASSUMPTION OF AMERICAN CAPITOL ASSUMED POLICIES            1
     A.   American Capitol Assumed Policies                     1
          1.   Participating Guaranty Associations              1
          2.   Assuming Insurer                                 2
          3.   Assumption Certificate                           2
     B.   Same Terms and Conditions                             2
     C.   Assignment of Rights                                  2
     D.   Reinstatement                                         3
     E.   Errors and Omissions                                  3
     F.   Third Party Reinsurance                               4

IV.  POLICY CALCULATIONS AND PAYMENT OBLIGATIONS                4
     A.   Association Liability                                 4
     B.   American Capitol Enhancement                          4

V.   CLOSING                                                    5

VI.  ACCOUNTING AND AUDIT PROCESS                               5
     A.   Accounting                                            5
     B.   Audit                                                 5
     C.   Accounting Date                                       6
     D.   Disputes                                              6

VII. PREMIUMS AND OTHER RECEIPTS                                6

VIII.RECORDS                                                    7

IX.  LIABILITIES AND INDEMNITIES                                7

X.   REPRESENTATIONS                                            8

XI.  RESERVES                                                   8

XII. JURISDICTION AND ACCOUNTING PROCEDURE                      8

XIII.NOTICE                                                     8

XIV. INSOLVENCY OF AMERICAN CAPITOL                             8

XV.  GENERAL PROVISIONS                                         9


I.   RECITALS
     A.   This agreement for assumption reinsurance ("American
     Capitol Assumption Agreement") regarding the insolvency and liquidation of The Statesman National Life Insurance Company ("Statesman") is entered into this 10th day of June, 1999 by and among the National Organization of Life and Health Insurance Guaranty Associations ("NOLHGA"), and the life and health insurance guaranty associations affected by the insolvency and liquidation of Statesman that elect to participate in this Liquidation Plan ("Participating
     Guaranty Associations"), and American Capitol Insurance
     Company ("American Capitol" and "Assuming Insurer").
     B. This American Capitol Assumption Agreement is entered into contemporaneously with the Liquidation Plan and the recitals from the Liquidation Plan are incorporated herein.

NOW, THEREFORE, in consideration of the foregoing premises, and the covenants, promises and agreements set forth in this American
Capitol Assumption Agreement and the Liquidation Plan, the
Parties agree as follows:

II.   DEFINITIONS
Unless otherwise specifically provided or the context so requires, the capitalized terms set forth in this American
Capitol Assumption Agreement shall have the same meaning as set forth in Exhibit 2.1 to the Liquidation Plan and such definitions are incorporated by reference as if fully set forth herein.

III.   ASSUMPTION OF AMERICAN CAPITOL ASSUMED POLICIES
  A.  American Capitol Assumed Policies.
         1. Participating Guaranty Associations. Subject to the terms and conditions of this American Capitol Assumption Agreement, by virtue of the Permanent Injunction and the Liquidation Plan and pursuant to their statutory authority, the Participating Guaranty Associations transfer, cede and assign to Assuming Insurer as of the Closing Date the American Capitol Assumed Policies and all rights, privileges and prerogatives thereunder. The American Capitol Assumed Policies are reflected in Exhibit III.A.1. American Capitol shall have no liability for any obligations of Statesman, other than the American Capitol Assumed Policies and as otherwise provided in the Liquidation Plan.
         2. Assuming Insurer. Subject to the terms and conditions of this American Capitol Assumption Agreement and the Liquidation Plan, American Capitol assumes effective as of 12:01 a.m. on June 1, 1999 the American Capitol Assumed Policies, to the same extent and with the same effect as if American Capitol had issued the American Capitol Assumed Policies directly.
        3.  Assumption Certificate.  As soon as possible after Closing
            Date, American Capitol shall deliver an assumption certificate to policyholders of the American Capitol Assumed Policies substantially in the form of Exhibit III.A.3. and subject to the approval of the Commissioner and NOLHGA.
  B. Same Terms and Conditions.  All American Capitol Assumed
     Policies assumed by American Capitol shall be subject in all respects to the same terms and conditions of the policies and contracts as issued by Statesman. Notwithstanding anything to the contrary contained herein, American Capitol does not assume, and shall not be liable for, any liabilities that are not (a)
     Covered Obligations, (b) claims based on policy terms and provisions, or (c) liabilities expressly provided in the Liquidation Plan. American Capitol shall accept and assume the American Capitol Assumed Policies subject to all defenses, set-offs and counterclaims to which the Participating Guaranty
     Associations would be entitled with respect to such American
     Capitol Assumed Policies. It is expressly understood and agreed by the parties that no such defenses, set-offs or counterclaims are waived by the execution of this American Capitol Assumption Agreement, the Liquidation Plan or by the consummation of any related transactions, and that on the Closing Date, American
     Capitol shall be fully subrogated to all such defenses, set-offs and counterclaims (all of which defenses, set-offs and counterclaims may also be asserted by Statesman or any Participating Guaranty Association, as the case may be, with respect to any claims that may be asserted against them).
  C. Assignment of Rights.  Each Participating Guaranty
     Association, severally, hereby assign to American Capitol all of their respective privileges and prerogatives and the privileges and prerogatives of Statesman, if any, contained within or related to the American Capitol Assumed Policies, including, but not limited to, all defenses, including contestability based upon material misstatements in the applications for such American
     Capitol Assumed Policies, set-offs and counterclaims to which Statesman or the Participating Guaranty Association would be entitled with respect to such American Capitol Assumed Policies; provided that: (a) each Participating Guaranty Association retains all rights and interests of policyholders against the Statesman Estate to which the Participating Guaranty Association is entitled pursuant to its enabling act and the Priority Statute and all rights and interests of policyholders, in equity or at law based on violations of common law, tort law, contract law, statutory law or other law, to which the Participating Guaranty Association is subrogated pursuant to its enabling act;
     (b) American Capitol shall have no claim under the American
     Capitol Assumed Policies against the Statesman Estate or any Participating Guaranty Association except as otherwise set forth in this American Capitol Assumption Agreement; and (c) American
     Capitol shall have no privileges, prerogatives, defenses, set-offs and counterclaims relating to reinsurance treaties in force, except for Included Treaties.
  D. Reinstatement. American Capitol agrees to reinstate any American Capitol Assumed Policies policy which on the Closing
     Date by its terms was entitled to reinstatement, provided that all requirements necessary to procure reinstatement of such a policy under its terms are fulfilled to the satisfaction of American Capitol. Upon such reinstatement of any such lapsed policy, it shall for all purposes be treated as if it has been in force from the date on which it lapsed, except that it shall be subject to all the terms and conditions of this American Capitol Assumption Agreement as may be pertinent to the class of the policy in which it was or should have been included. In the event of such reinstatement, an appropriate adjustment shall be made to the reserves or account values, as applicable, the Enhancement, or the reinstated policy and any amounts due shall be paid pursuant to this American Capitol Assumption Agreement;
     provided that no such adjustment shall be made from and after the Plan Termination Date.
  E. Errors and Omissions. After the Plan Termination Date, inadvertent errors or omissions shall not relieve any Party from liability provided that the error or omission is rectified as soon as practicable after discovery. Upon discovery of an error or omission, the Party discovering the error or omission shall notify any other parties affected by the error or omission. All
     Parties agree to cooperate and work together, in good faith, to resolve, consistent with the terms of the Liquidation Plan, any problems or losses caused by any such error or omission. Such good faith cooperation may include, but is not limited to, assumption of Statesman policies, transfer of assets and complete documentation of the error or omission.
  F. Third Party Reinsurance. All of the Included Treaties which pertain or apply to the American Capitol Assumed Policies, are identified on Exhibit III.F. hereto. All such Included Treaties shall be transferred to American Capitol on the Closing Date, subject to the reinsurer's acceptance of the transfer, and may be terminated thereafter at the election of American Capitol. The
     Parties hereto shall use commercially reasonable efforts to ensure that all such Included Treaties shall be amended, adjusted, assigned or novated on terms and conditions satisfactory to American Capitol on or before the Closing Date.

IV.  POLICY CALCULATIONS AND PAYMENT OBLIGATIONS
  A. Association Liability.
        1. The Association Liability for the American Capitol Assumed Policies shall be calculated by the following formula: American Capitol Assumed Policies Reserves PLUS Reserve Adjustment EQUALS Association Liability. The American Capitol Assumed Policies reserves, the methodology for the reserve adjustment and the detailed calculation for each Participating Guaranty Association's Association Liability is set forth in Exhibit IV.A. which shall include a break-down by specific policy block type:
            Medical Supplement Attained Age; Companion Life; and Hospital Indemnity.
        2. On the Closing Date, each Participating Guaranty Association shall deliver to American Capitol its Association Liability in the manner set forth in the Liquidation Plan.
  B. American Capitol Enhancement. On or before September 1, 2002 and in accordance with the Liquidation Plan, American
     Capitol will contribute an Enhancement to each Participating
     Guaranty Association pursuant to the calculations set forth in
     Exhibit IV.B. for the Medicare Supplement Attained Age policies.
     On the Closing Date, American Capitol will contribute a Reserve Adjustment with respect to the Companion Life and Hospital
     Indemnity policies which amounts shall be allocated to each Participating Guaranty Association in accordance with its related Association Liability as set forth in Exhibit IV.A.

V.   CLOSING
Subject to the terms, conditions and limitations of the Liquidation Plan, the Closing of this American Capitol Assumption
Agreement shall take place on the Closing Date contemporaneously with the Closing of the Liquidation Plan.

VI.   ACCOUNTING AND AUDIT PROCESS
  A.  Accounting.
        1. On or before April 1, 2000, American Capitol shall prepare and deliver to NOLHGA a one-year accounting and statement of policy reserves, account values premiums and claims related to American Capitol Assumed Policies for the prior calendar year. That accounting shall be presented substantially in the form of
            Exhibit VI.A.
        2. Along with the one-year accounting, American Capitol shall make available to NOLHGA and each Participating Guaranty Association sufficient detail and documentation to support an audit at the contract level.
        3. On or before April 1, 2001, American Capitol shall prepare and deliver to NOLHGA a second-year accounting and statement of reserves, account values, premiums and claims related to the American Capitol Assumed Policies in the same format as the one-year report along with the contract level.
        4 On or before April 1, 2002, American Capitol shall prepare and deliver to NOLHGA a third-year accounting and statement of reserves, account values, premiums and claims related to the American Capitol Assumed Policies in the same format as the one-year report along with the contract level.
        5. On or before September 1, 2002, American Capitol shall prepare and deliver to NOLHGA and to each Participating Guaranty Association (to the extent related to that Participating Guaranty Association's Covered Obligations) a final accounting and statement of reserves, account values, premiums and claims related to the American Capitol Assumed Policies for all three years and any payment due.
  B. Audit. On or before the first business day three (3) months after receipt of each year's accounting, and statement of reserves, account values, premiums and claims related to the American Capitol Assumed Policies, NOLHGA and each Participating Guaranty Association, shall each, separately, complete its audit and communicate any areas of dispute or disagreement with American Capitol's accounting.
  C. Accounting Date.
        1. Subject to the accounting and audit process set forth in this Article VI, all amounts and calculations, including the Enhancement, shall be final, due and payable on the Plan Termination Date.
        2. The exhibits to this American Capitol Assumption Agreement and the obligations of each Party under this American Capitol Assumption Agreement, shall be adjusted in accordance with the audited annual accountings and the terms and provisions of the Liquidation Plan.
  D. Disputes. To the extent that disputes or disagreements exist regarding the final accounting and/or audits thereof, and the parties are unable to resolve those disputes, the disputes shall be resolved by means of the Accounting Procedure as specified in the Liquidation Plan.

VII. PREMIUMS AND OTHER RECEIPTS
  A. All policyholder payments related to the American
     Capitol Assumed Policies for periods after the Closing Date shall be the sole property of American Capitol. All policyholder payments related to the American Capitol
     Assumed Policies for periods before the Closing Date shall be the sole property of Statesman.
  B. All moneys, checks, drafts, money orders, postal notes, and other instruments received after the Closing Date for premiums on the American Capitol Assumed Policies which are the sole property of American Capitol shall be forthwith transferred and delivered to American Capitol and any such instruments, when so delivered, shall bear all endorsements required to effect the transfer of same to American Capitol. As of and following the Closing Date, American Capitol shall have all the rights of Statesman under outstanding bank draft authorizations from policyholders which authorized Statesman to draw on the policyholder's account to automatically withhold from policyholder's accounts and transmit to Statesman funds to apply to premium on the American Capitol Assumed Policies. So far as permitted by the laws of the applicable states, American Capitol, as part of this American Capitol Assumption Agreement, assumes the guaranty obligations of Statesman, if any, with respect to such bank drafts authorizations outstanding on the Closing Date. American Capitol shall have the right and authority to collect for the account of American Capitol all receivables and other items which shall be transferred by Statesman to American Capitol and to endorse without recourse and without warranties of any kind the name of Statesman on any checks or the evidences of indebtedness received by American Capitol on account of any such receivables or other items.

VIII.RECORDS
  A. Each Participating Guaranty Association agrees to transfer, assign, deliver and convey to American Capitol, subject to the terms set forth in this Agreement, all files and records related to the American Capitol Assumed Policies in their possession or under their control. American
     Capitol agrees that after such delivery, the Participating Guaranty Associations and/or NOLHGA shall be entitled, at any reasonable time and at their expense, to inspect, audit and copy any and all such records and files of American
     Capitol and all other records and files of American Capitol relating to the American Capitol Assumed Policies.
  B. Neither NOLHGA nor any Participating Guaranty Association makes any warranty or representation that the books and records of Statesman which may be transferred to American Capitol may or shall be either accurate or complete.
  C. Any and all correspondence, premiums, records or documents coming into the possession of a Participating Guaranty Association after the Closing Date directly pertaining to any American Capitol Assumed Policies policy shall be promptly delivered to American Capitol by the Participating Guaranty Association, without charge to American Capitol.

IX.  LIABILITIES AND INDEMNITIES
The Parties acknowledge that this American Capitol Assumption Agreement is entered into as part of the Liquidation Plan and that the liabilities and indemnities from the Liquidation Plan apply to this American Capitol Assumption Agreement and are incorporated herein by reference.

X.   REPRESENTATIONS
The Parties acknowledge that this American Capitol Assumption Agreement is entered into as part of the Liquidation Plan and that the representations from the Liquidation Plan apply to this American Capitol Assumption Agreement and are incorporated herein by reference.

XI.  RESERVES
The Parties acknowledge that this American Capitol Assumption Agreement is entered into as part of the Liquidation Plan and that the requirements related to American Capitol's reserve maintenance from the Liquidation Plan apply to this American Capitol Assumption Agreement and are incorporated herein by reference.

XII. JURISDICTION AND ACCOUNTING PROCEDURE
The Parties acknowledge that this American Capitol Assumption Agreement is entered into as part of the Liquidation Plan and that the provisions and requirements related to jurisdiction and the Accounting Procedure from the Liquidation Plan apply to this American Capitol Assumption Agreement and are incorporated herein by reference.

XIII.NOTICE
The Parties acknowledge that this American Capitol Assumption Agreement is entered into as part of the Liquidation Plan and that the notice provisions from the Liquidation Plan apply to this American Capitol Assumption Agreement and are incorporated herein by reference.

XIV. INSOLVENCY OF AMERICAN CAPITOL
In the event of the insolvency of American Capitol prior to the Plan Termination Date, the obligations of the Participating Guaranty Associations under any Association Notes issued to American Capitol are canceled and void. In the event of such insolvency resulting in the cancellation of the Association Notes, the Association Notes and their corresponding policyholder liabilities shall be returned to the appropriate Participating Guaranty Association and shall be the sole responsibility of that Participating Guaranty Association.

XV.  GENERAL PROVISIONS
The Parties acknowledge that this American Capitol Assumption Agreement is entered into as part of the Liquidation Plan and that the general provisions from the Liquidation Plan apply to this American Capitol Assumption Agreement and are incorporated herein by reference. Regardless of any specific references, the Parties acknowledge and agree that this American Capitol Assumption Agreement is to be performed pursuant to, and interpreted consistent with, the terms and provisions from the Liquidation Plan.

  IN WITNESS WHEREOF, this American Capitol Assumption Agreement has been executed on the day and year subscribed.

AMERICAN CAPITOL INSURANCE COMPANY


By:  /s/William F. Guest      Date: June 10, 1999
     --------------------
Name: William F. Guest
Title: Chairman of the Board

NATIONAL ORGANIZATION OF LIFE AND HEALTH INSURANCE GUARANTY
ASSOCIATIONS


By:  /s/Peter J. Gallanis     Date:  June 10, 1999
     --------------------
Name:  Peter J. Gallanis
Title: President